Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contacts:	Investor Contact:
Julie Kim/Roger Villareal	Billie Anderson
Weber Shandwick	Peet’s Coffee & Tea, Inc.
415.248.3419/415.248.3425	510.594.2100
jkim@webershandwick.com	banderson@peets.com
rvillareal@webershandwick.com

PEET’S COFFEE & TEA, INC. REPORTS FIRST QUARTER 2004 RESULTS

EMERYVILLE, Calif. – April 28, 2004 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its first quarter results for the period ended March 28, 2004, which included 13 weeks.

Total company revenue for the quarter increased 19 percent to $32.6 million, compared to $27.4 million for the same period last year. Net income for the quarter was $1.8 million, or $0.13 per share, compared to $1.3 million, or $0.10 per share for the first quarter of 2003.

Retail store revenue increased 13.3 percent to $22.7 million for the quarter. One new store opened during the quarter to raise the total store count to 76.

Specialty sales revenue increased 34.4 percent to $9.9 million for the quarter. Within specialty sales, the grocery business continues to grow the most rapidly, up 102 percent over last year. At the end of the quarter, Peet’s was available in more than 3,000 grocery stores, or approximately 1,200 more than the same period last year. The foodservice business also registered a healthy 30 percent growth benefiting from new customers added last year. Direct sales were up 7 percent, and the office business grew 11 percent during the quarter.

“Our strategic whole bean focus through multiple distribution channels drove the specialty sales segment of our business to a record 30 percent of our mix, and our retail business turned in its best quarterly growth rate since we went public,” said Patrick O’Dea, president and chief executive officer of Peet's Coffee & Tea, Inc. “We remain on track to open 15 to 20 new Peet’s stores this year, and we’ll continue to leverage our grocery direct-store delivery system and new Web site to drive our specialty sales segment.”

The company also reiterated its guidance for the year, expecting sales growth in the 15 to 17 percent range and earnings of $0.60 per share.

Peet's Coffee & Tea, Inc. Q1 2004 Conference Call
The company will report its first quarter 2004 earnings results via conference call on Wednesday, April 28, 2004. The teleconference call will begin at 2 p.m. PDT/5 p.m. EDT.

The teleconference can be accessed by calling 1-800-361-0912 and using access code 266433. A replay of the teleconference will be available at 5 p.m. PDT/8 p.m. EDT at 1-888-203-1112, using access code 266433. The recording will be archived through midnight EDT on May 5, 2004. It will also be available at http://investor.peets.com/medialist.cfm through April 28, 2005.

Peet's Coffee & Tea, Inc.
Reports First Quarter 2004 Results

ABOUT PEET’S COFFEE & TEA, INC.
Founded in Berkeley, Calif. in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including specialty grocery and gourmet food stores, online and mail order, office and restaurant accounts and 76 company-owned stores in seven states. Peet’s is committed to strategically growing its business and to maintaining a unique culture and focus on customer satisfaction. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to earnings and sale guidance for 2004, expected new store openings in 2004, and the continued leveraging of the Company’s grocery direct-store-delivery system and new website. Because of the uncertainties inherent in these forward-looking statements, the Company’s actual results could differ materially from those set forth in forward-looking statements. The Company’s estimates regarding its operations and financial results are based on currently available operating, financial and competitive information. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, risks arising from accounting adjustments; the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 28, 2003.

Peet's Coffee & Tea, Inc.
Condensed Consolidated Statement of Income Data
(Unaudited, in thousands)

	Thirteen weeks ended	Thirteen weeks ended
	March 28, 2004	March 30, 2003

Retail stores	$22,697	$20,031
Specialty sales	9,899	7,367

Net Revenue	32,596	27,398

COGS & related occupancy expenses	14,854	12,716
Operating expenses	11,003	9,211
Marketing & advertising expenses	876	1,110
General & administrative expenses	1,717	1,369
Depreciation & amortization expenses	1,319	1,138

Total operating costs & expenses	29,769	25,544
Operating Income	2,827	1,854
Interest income, net	(187)	(248)

Income before Income Tax	3,014	2,102
Income tax provision	1,205	820

Net income	$1,809	$1,282

Net income per share:
Basic	$0.14	$0.10
Diluted	$0.13	$0.10

Shares used in calculating net income per share:
Basic	13,099	12,227
Diluted	13,635	12,814

Peet's Coffee & Tea, Inc.
Condensed Consolidated Balance Sheet Data
(Unaudited, in thousands)

	March 28,	December 28,
	2004	2003
Assets
Current Assets
Cash and cash equivalents	$34,189	$30,263
Short-term investments	15,022	12,328
Accounts receivable	3,040	3,115
Income tax receivable	340	340
Inventories	9,565	10,720
Prepaid expenses and other	1,856	2,111

Total Current Assets	64,012	58,877

Property and equipment, net	32,759	32,322
Intangible and other assets, net	2,431	2,684
Long-term investments	15,952	16,572

Total Assets	$115,154	$110,455

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$5,475	$4,770
Accrued compensation and benefits	3,562	4,157
Other accrued liabilities	5,407	5,465

Total Current Liabilities	14,444	14,392

Deferred income taxes	26	10
Deferred lease credits and other long-term liabilities	1,104	819

Total Liabilities	15,574	15,221

Shareholders' Equity
Common stock	90,321	87,808
Accumulated other comprehensive income	47	23
Retained earnings	9,212	7,403

Total Shareholders' Equity	99,580	95,234

Total Liabilities & Shareholders' Equity	$115,154	$110,455